Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED PARTNERSHIP TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.) The jurisdiction where the Limited Partnership first formed is Delaware.

2.) The jurisdiction immediately prior to filing this Certificate is Delaware.

3.) The date the Limited Partnership first formed is February 23, 2005.

4.) The name of the Limited Partnership immediately prior to filing this Certificate is TransMontaigne Partners L.P.

5.) The name of the Limited liability Company as set forth in the Certificate of Formation is TransMontaigne Partners LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 26 day of February, A.D. 2019.

By:	/s/ Frederick W. Boutin
Authorized Person

Name:	Frederick W. Boutin - CEO
Print or Type